Exhibit 99.1

     RESOURCES GLOBAL PROFESSIONALS APPOINTS CHIQUITA EXECUTIVE TO BOARD OF
                                    DIRECTORS

      PRESIDENT AND CHIEF OPERATING OFFICER OF CHIQUITA TO FILL BOARD SEAT

    COSTA MESA, Calif., Aug. 9 /PRNewswire-FirstCall/ -- Resources Global Professionals, an international professional services firm, today announced the appointment of Robert F. Kistinger to its board of directors. Kistinger, 53, is currently President and Chief Operating Officer of the Fresh Group of Chiquita Brands International, Inc. Kistinger will also serve as a member of the Company's Audit Committee.

    Kistinger began his career at Chiquita more than 25 years ago and has held a series of accounting, financial analysis and strategic planning roles. In 1999, Kistinger became president and chief operating officer, Chiquita Banana Group. In 2000, he assumed responsibility for Chiquita's North American and European fresh fruit businesses and the corresponding production and logistics operations. Since March 2002, the Far and Middle East/Australia Group has reported to him. As such, he is well positioned to help guide Resources Global Professionals, which has close to 80 offices around the world, as it continues to evolve as a global company.

    "We are honored to have an executive of Bob's stature joining our Board," said Don Murray, Resources Global Professionals' chairman and CEO. "As the leader of a large multinational company, his knowledge, insight and experience will be invaluable as we continue to provide services and solutions to our clients around the world."

    ABOUT RESOURCES GLOBAL PROFESSIONALS

    Resources Global Professionals is an international professional services firm that helps business leaders execute internal initiatives. Originated as part of Deloitte & Touche LLP in North America, the Company provides accounting and finance, human capital, information management, supply chain management, internal audit/risk management, and legal services on a project basis. Its legacy in Europe is from Ernst & Young and in Asia Pacific from Deloitte Touche Tohmatsu Australia. Today, the Company is completely independent, autonomous and publicly traded on NASDAQ under its parent entity's name, Resources Connection, Inc. (Nasdaq: RECN). In addition to its project professional services, Resources Global Professionals has established itself as a leading business services provider for companies seeking independent and cost effective assistance for meeting or complying with many of the complex business and regulatory issues in today's marketplace.

    Headquartered in Costa Mesa, California, the Company operates from close to 80 worldwide offices. The U.S. client portfolio includes 43 of the Fortune 50 companies and half of the Fortune Global 100. In June 2006, Resources was named to BusinessWeek's 100 Hot Growth Companies list, debuting at #21. The Company is ranked #3 on Forbes 2005 list of 100 Best Mid-Cap Stocks and has been on Forbes 200 Best Small Companies list for the last four years, most recently at #16. More information about the Company is available at http://www.resourcesglobal.com.

SOURCE  Resources Global Professionals
    -0-                             08/09/2006
    /CONTACT: Steve Giusto, Chief Financial Officer of Resources Global Professionals, +1-714-430-6500, steve.giusto@resources-us.com/
    /Web site:  http://www.resourcesglobal.com /